EXHIBIT 16


July 2, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated June 27, 1996, of Children's Broadcasting Corporation and are in agreement with the statements contained in Item 4(a)(i),
(ii), (iv), (v) and (vi). We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                 Ernst & Young LLP